Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 169 Dated 10/20/2008
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FJW7	[ ]	100.000%	1.200%	[ ]	FIXED	7.250%	SEMI-ANNUAL	10/15/2015	04/15/2009	$33.23	YES	Senior Unsecured Notes	A2	A	A+
Redemption Information: Callable at 100.000% on 10/15/2009 and every coupon date thereafter.The National Rural Utilities Cooperative Finance Corp Internotes will be subject to redemption at the option of National Rural Utilities Cooperative Finance Corp, in whole on the Interest Payment Date occurring any time on or after 10/15/2009 at a redemption price equal to 100% of the principal amount of the National Rural Utilities Cooperative Finance Corp InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

National Rural Utilities Cooperative Finance Corp	Offering Dates: October 20, 2008 through October 27, 2008
Trade Date: Monday, October 27, 2008 @12:00 PM ET
Settle Date: Thursday, October 30, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04